EXHIBIT 10.5.3

Mueller Water Products, Inc.

Amended and Restated 2006 Stock Incentive Plan

Restricted Stock Unit Award Agreement

THIS AGREEMENT, effective as of the date of grant set forth below (the “Date of Grant”), represents a grant of restricted stock units (“RSUs”) by Mueller Water Products, Inc., a Delaware corporation (the “Company”), to the Participant named below, pursuant to the provisions of the Mueller Water Products, Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”). You have been selected to receive a grant of RSUs pursuant to the Plan, as specified below.

The Plan provides a complete description of the terms and conditions governing the grant of RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

Participant:

Date of Grant:

Number of RSUs Granted:

Purchase Price: None

The parties hereto agree as follows:

1. Employment With the Company. Except as may otherwise be provided in Section 6, the RSUs granted hereunder are granted on the condition that the Participant remains in Continuous Service from the Date of Grant by the Company through (and including) the vesting date, as set forth in Section 2 (referred to herein as the “Period of Restriction”).

This grant of RSUs shall not confer any right to the Participant (or any other Participant) to be granted RSUs or other Awards in the future under the Plan.

2. Vesting. One-third of the RSUs shall vest on each of the first three anniversaries of the Date of Grant, subject to the Participant’s Continuous Service on such dates. If, on any vesting date, this vesting schedule would result in the vesting of a fraction of an RSU, such fraction shall be rounded down to the nearest whole RSU and the fraction not vested shall be added to the RSUs vesting on the next succeeding vesting date.

3. Timing of Payout. Payout of RSUs shall, with respect to the number of RSUs vesting on each vesting date as set forth in Section 2 and Section 6, occur as soon as administratively feasible after such vesting date, but in no event later than thirty (30) days after such vesting date.

4. Form of Payout. Vested RSUs will be paid out solely in the form of shares of Series A Common Stock of the Company or such other security as Series A Common Stock shall be converted into in the future.

5. Voting Rights and Dividends. Until such time as the RSUs are paid out in shares of Company stock, the Participant shall not have voting rights. Further, no dividends shall be paid on any RSUs.

6. Termination of Employment. In the event of the Participant’s termination of Continuous Service for any reason other than the Participant’s death, Disability or Retirement during the Period of Restriction (and except as otherwise provided in Section 7 with respect to RSUs that become nonforfeitable upon a Change in Control), all RSUs held by the Participant at the time of such employment termination and still subject to the Period of Restriction shall be forfeited by the Participant to the Company. All RSUs shall vest upon the Participant’s death, Disability or Retirement.

7. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Period of Restriction and prior to the Participant’s termination of Continuous Service, the Period of Restriction imposed on the RSUs shall immediately lapse, with all such RSUs becoming nonforfeitable, subject to applicable federal and state securities laws. Such RSUs shall be paid out at the time(s) they would have been paid out under Section 3 as if the Change in Control had not occurred (i.e., such RSUs shall be paid on each normal vesting date as described in Section 2 or earlier upon death, Disability or Retirement as described in Section 6) or, if earlier, upon any other termination of Continuous Service. Notwithstanding the foregoing, a transaction or series of transactions in which the Company separates one or more of its existing businesses, whether by sale, spin-off or otherwise, and whether or not any such transaction or series of transactions requires a vote of the stockholders, shall not be considered a “Change in Control.”

8. Restrictions on Transfer. Unless and until actual shares of stock of the Company are received upon payout, RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant’s right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

9. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee, as set forth in the Plan, to prevent dilution or enlargement of rights.

10. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participants death shall be paid to the Participant’s estate.

11. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time.

12. Miscellaneous

(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan and this Agreement under the terms of and as set forth in the Plan.

(c)	The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold and sell shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld, subject to the restrictions imposed by applicable securities laws and Company policies regarding trading in its shares.

The Company shall have the power and the right to deduct or withhold from the Participant’s compensation, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to the Participant under this Agreement.

(d)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(e)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)	This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the RSUs granted hereunder. This Agreement and the Plans supersedes any prior agreements, commitments or negotiations concerning the RSUs granted hereunder.

(g)	All obligations of the Company under the Plan and this Agreement, with respect to the RSUs shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(h)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance, with the laws of the state of Delaware.

(i)	This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be construed accordingly. To the extent that any amount or benefit that constitutes “deferred compensation” to the Participant under Section 409A of the Code is otherwise payable or distributable to the Participant on account of separation from service (within the meaning of Section 409A of the Code) while the Participant is a specified employee (within the meaning of Section 409A of the Code), such amount or benefit shall be paid or distributed on the later of time for payment described in Section 3 of the Agreement and that date which is six (6) months after such separation from service.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

Mueller Water Products, Inc.

By:
Gregory E. Hyland
Chairman, President, and Chief
Executive Officer

ATTEST:

Participant